Exhibit (h)(vii)

RESTATED SCHEDULE C

TO THE INVESTMENT COMPANY SERVICES AGREEMENT

THIS SCHEDULE C dated as of                     , 200  , restates Schedule C to that certain Investment Company Services Agreement dated as of                     ,         , as amended, between SPIRIT OF AMERICA INVESTMENT FUND, INC. (the “Fund”) and PNC GLOBAL INVESTMENT SERVICING (U.S.) INC. (formerly known as PFPC Inc.), the successor in interest to FPS Services, Inc.

Identification of Separate Series of Shares to which this agreement applies:

Spirit of America Real Estate Income & Growth Fund

Spirit of America Large Cap Value Fund

Spirit of America High Yield Tax Free Bond Fund

Spirit of America Income Fund

SPIRIT OF AMERICA INVESTMENT FUND, INC.

By:
Name:
Title:

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:
Name:
Title: